Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433
Supplement dated May 18, 2017	Registration Statement No. 333-199442
(To Prospectus dated October 29, 2014)	Pricing Term Sheet
May 18, 2017

First Busey Corporation

Pricing Term Sheet

3.75% Senior Notes due 2022

Issuer:	First Busey Corporation

Security:	3.75% Senior Notes (the “Senior Notes”)

Principal Amount:	$40,000,000

Price to Public:	100% of face amount

Stated Maturity Date:	May 25, 2022

Coupon:	3.75% per annum

Interest Payment Dates:	Each May 25th and November 25th, commencing on November 25, 2017

Day Count:	30/360

Trade Date:	May 18, 2017

Yield to Maturity:	3.75%

Settlement Date:	May 25, 2017 (T+5)

CUSIP / ISIN:	319383AB1 / US319383AB16

Rating*:	Kroll Bond Rating Agency: BBB+

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc.
Sandler O’Neill & Partners, L.P.
Stephens Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

Fixed-to-Floating Rate Subordinated Notes due 2027

Issuer:	First Busey Corporation (the “Company”)

Security:	Fixed-to-Floating Rate Subordinated Notes (the “Subordinated Notes”)

Principal Amount:	$60,000,000

Price to Public:	100% of face amount

Stated Maturity Date:	May 25, 2027

Coupon:

From and including May 25, 2017, to but excluding May 25, 2022 at an initial rate of 4.75% per annum and thereafter at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus a spread of 2.919%

Interest Payment Dates:

From and including May 25, 2017 to May 25, 2022, each May 25th and November 25th of each year, commencing on November 25, 2017 and thereafter each February 25th, May 25th, August 25th and November 25th of each year, commencing on August 25, 2022

Day Count:	From and including May 25, 2017 to but excluding May 25, 2022, 30/360 and thereafter, a 360 day year and the actual number of days elapsed

Optional Redemption:

Redeemable (1) in whole or in part on any interest payment date on or after May 25, 2022 or (2) in whole, but not in part, at any time within 90 days of (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Subordinated Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Subordinated Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at a redemption price equal to 100% of the principal amount of the Subordinated Notes, plus unpaid interest, if any, accrued thereon to but excluding the date of redemption.

Trade Date:	May 18, 2017

Settlement Date:	May 25, 2017 (T+5)

CUSIP / ISIN:	319383AC9 / US319383AC98

Rating*:	Kroll Bond Rating Agency: BBB

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc.
Sandler O’Neill & Partners, L.P.
Stephens Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you make a decision to invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the applicable prospectus supplement if you request them by calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Sandler O’Neill & Partners, L.P. toll-free at toll-free at 1-866-805-4128, or by email at syndicate@sandleroneil.com.